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                                    [Logo]

                        NORTHERN LIFE INSURANCE COMPANY
                 P.O. Box 12530, Seattle, Washington 98111-4530

"We" or "Us" are the Northern Life Insurance Company. "You" are the Owner of this policy according to our records.

This Endorsement is a part of the Policy to which it is attached by us.

The following new information is added to your Policy.

     Elective deferrals made under this policy may not exceed the annual limit on elective deferrals as provided in the Internal Revenue Code of 1986, as amended, and applicable regulations.

All other terms and conditions of this Policy remain unchanged.

The Effective Date of this Endorsement is the Issue Date of the Policy or the date it is made part of the Policy, if later.


                                                     /s/ Susan M. Bergen

                                                            Secretary




                       PENSION SIMPLIFICATION ENDORSEMENT
                  FOR VARIABLE DEFERRED TAX SHELTERED ANNUITIES

Form No. 15491 10-96